UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 21, 2006

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)
Registrant’s telephone number, including area code:           (206) 701-2000
Registrant’s facsimile number, including area code:            (206) 701-2500
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On November 21, 2006, we issued a press release announcing that we received an award under Phase III of the Defense Advanced Research Projects Agency’s High Productivity Computing Systems program to develop a new supercomputer. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
Our outlook for the fourth quarter and full year of 2006 and for 2007, including our revenue and operating results, as set forth in our press release and conference call on November 7, 2006, continues to be applicable, as does our Safe Harbor statement in that press release. A copy of our November 7, 2006, press release was attached as Exhibit 99.1 to our report on Form 8-K furnished to the Securities and Exchange Commission on November 8, 2006.
Item 8.01 Other Events
On November 21, 2006, we received an award for Phase III of the Defense Advanced Research Projects Agency’s High Productivity Computing Systems program. The goal of this program is to facilitate the development of the next generation of high productivity computing systems for the national security, research and industrial user communities. Under our agreement with DARPA, we are to develop prototype systems that demonstrate the capability of scaling to sustained petaflops (1,000 trillion floating point operations per second) levels of performance on real applications. Based on our Adaptive Supercomputer vision, our proposed system involves a new hybrid system architecture that combines multiple processor technologies, a new high-performance network and an adaptive software layer into a single integrated system designed to automatically match the most effective processor technology to each application. We will own the prototype systems and will provide to our mission partners access to those systems for a period of six months following the demonstration of those systems pursuant to the last milestone of the DARPA program.
DARPA has agreed to commit up to $250 million to us in this program, payable over ten milestones. The first milestone is anticipated to be achieved in December 2006, which would result in a DARPA payment to us in the amount of $25 million, and the last milestone is currently scheduled for December 2010. Milestone amounts range in value from $12.5 million to $62.5 million, with the majority of the amounts being $25 million. We have committed to spend at least $125 million pursuant to the agreement. Our expenditures may include research and development, prototype and demonstration equipment, intellectual property protection and administrative expense, and are allowable beginning in the third quarter of 2006. If we do not spend our committed amount, DARPA may reduce the amount of its payments to us under future milestones.

We expect to record amounts earned under the agreement as a reduction to research and development expense as performance is completed on the program; the amount recorded generally will lag amounts received pursuant to milestone accomplishments.
The parties mutually may modify the terms of the agreement and, if funding is available and research opportunities reasonably warrant, may extend the term of the agreement.
Either DARPA or we may terminate the program based on a reasonable determination that the program will not produce beneficial results commensurate with the expenditure of resources. Any such termination must be preceded by consultation between DARPA and us. DARPA’s future financial commitments are subject to subsequent Congressional action, and we are not obligated to continue work on this project beyond the point that DARPA obligates funds to this program.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
99.1	Press Release of Cray Inc., dated November 21, 2006, relating to our receipt of an award for Phase III of the Defense Advanced Research Projects Agency’s High Productivity Computing Systems program.
     The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto are furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
November 22, 2006

Cray Inc.
By:	/s/ Kenneth W. Johnson
Kenneth W. Johnson
Senior Vice President and General Counsel